EXHIBIT 4.5


             THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES
             ACT OF 1933, AS AMENDED, AND MUST BE HELD INDEFINITELY
              UNLESS SO REGISTERED OR TRANSFERRED IN A TRANSACTION
                           EXEMPT FROM REGISTRATION.


                                PROMISSORY NOTE

$                                                           New York, New York
 _______________                                          ___________   , 1996


         FOR VALUE RECEIVED, the undersigned, AMERICAN INTERNATIONAL PETROLEUM CORPORATION (the "Company" or "Maker"), promises to pay to the order of ________________ ("Payee"), its successors and assigns, at Payee's office at
_____, or such other place as the holder may designate in writing from time to time, the principal sum of __________($_______ ), in lawful money of the United States, together with simple interest in the amount of 8% of such principal sum. All outstanding principal and interest on this Note shall be due and payable on __________, 1997; provided, however, that the Company shall pay to the holder of this Promissory Note and the holders of all other Promissory Notes issued in connection with the Company's offering dated November 6, 1996 of an aggregate of up to $1,600,000 principal amount of Subordinated Notes and 640,000 Warrants exercisable into 640,000 Shares of Common Stock (the "Offering"), on a pro-rata basis, to the extent of any principal and accrued interest outstanding thereon, the net cash proceeds in excess of $1.5 million received on or prior to January 7, 1997 and all net cash proceeds received thereafter from any source of additional financing, other than (i) the Offering, (ii) the refinancing of any existing financing to the extent the Company does not receive additional net proceeds therefrom and (iii) Capitalized Leases, as defined below, provided, however that the Company does not receive any cash proceeds therefrom which are not used in connection with the property to which such Capitalized Lease relates.

         The Company covenants that it will not at anytime while this Note is outstanding, have encumbrances on or grant security interests in the Company's refinery (the "Refinery") located in Lake Charles, Louisiana, except for Permitted Liens, as defined below, in excess of Four Million Dollars without the express written consent of 51% in interest of the Notes issued in connection with the Offering to the extent outstanding and Robert M. Cohen & Co., Inc. Subject to the rights of the holders of the Senior Debt, as defined below, and as otherwise expressly provided herein, the Company's breach of this covenant will result in the immediate acceleration of the amounts due hereunder.

         This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. All prepayments on this Note and all notes of like tenor issued to other noteholders by the Company with respect to the Offering shall be applied pro rata in the same


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proportion that the original principal amount of this Note and each such note bears to the aggregate original principal amount of all such notes, and in the case of this Note, such prepayments shall be applied first to the payment of any costs of collection that may be due hereunder, then to the payment of interest, and the balance shall be applied to principal.

         Other than pursuant to registration under federal and any applicable state securities laws or any exemption from such registration, the availability of which the Company shall determine in its sole discretion, this Note may not be sold, pledged, assigned or otherwise disposed of (whether voluntarily or involuntarily). The Company may condition such sale, pledge, assignment or other disposition on the receipt from the party to whom this Note is to be so transferred of any representations and agreements requested by the Company in order to permit such transfer to be made pursuant to exemptions from registration under federal and applicable state securities laws. Payee, by acceptance hereof, agrees to give written notice to the Company, before transferring this Note, of Payee's intention to do so, describing the manner of any proposed transfer. Within thirty (30) days after receiving such written notice, the Company shall notify Payee as to whether such transfer may be effected and of the conditions to any such transfer.

         The Maker hereby agrees, and the holder of this Note by the holder's acceptance hereof agrees, that the payment of the principal of and interest on this Note is hereby expressly made subordinate and junior in right of payment to the prior payment in full of all Senior Debt, Capitalized Leases or Permitted Liens, (each as hereinafter defined) of the Maker. The holder of this Note agrees, as part of such subordination, as follows:

                  (a) In the event of insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Maker or to any of the property of the Maker, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Maker, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt, Capitalized Leases and Permitted Liens shall be entitled to receive payment in full of all principal of and premium, if any, and interest on all Senior Debt, Capitalized Leases and Permitted Liens before the holder of this Note shall be entitled to receive any payment on account of principal or interest on this Note, and to that end the holders of Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of this Note.


                  (b) In the event that the holder of this Note shall have received written notice to the effect that an event of default shall have occurred on any Senior Debt, Capitalized Leases or Permitted Liens and be continuing (under circumstances in which the provisions of the foregoing paragraph (a) are not applicable), then, during the continuance of any such event of default, all principal of and premium, if any, and interest on all Senior Debt Capitalized Leases or Permitted Liens outstanding at the time of such notice shall first be paid in full, before any payment on account of principal or interest is made upon this Note.


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         The provisions of this paragraph are for the purpose of defining the relative rights of the holders of Senior Debt, Capitalized Leases or Permitted Liens on the one hand, and the holder of this Note on the other hand, against the Maker and its property; and nothing herein shall impair, as between the Maker and the holder of this Note, the obligation of the Maker, which is unconditional and absolute, to pay to the holder hereof the principal hereof and the interest hereon in accordance with the terms and provisions hereof; nor shall anything herein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this paragraph of holders of Senior Debt, Capitalized Leases or Permitted Liens to receive cash, property, stock or obligations otherwise payable or deliverable to the holder of this Note.

         For the purpose of this Note:

                  (a) "Debt" of any corporation shall mean, at any date, all indebtedness of such corporation which would, in accordance with generally accepted accounting principles, be classified as indebtedness, whether funded or current, but in any event including:

                           (i)      all indebtedness guaranteed, directly or
indirectly, in any manner by such corporation or in effect guaranteed directly or indirectly by such corporation through an agreement, contingent or otherwise, to supply funds to or in any other manner invest in the debtor, to purchase indebtedness or to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or otherwise;


                           (ii)     all indebtedness for the payment of purchase
of which such corporation has agreed, contingently or otherwise, to advance or supply funds;

                           (ii) all indebtedness secured by any mortgage, lien,
pledge, charge or encumbrance of any kind upon property owned by such corporation, even though such corporation has not assumed or become liable for the payment of such indebtedness; and

                           (iv)     all indebtedness of such corporation created
or arising under any conditional sale or other title retention agreement with respect to property acquired by such corporation, even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession of such property; and

                  (b) "Senior Debt" shall mean the principal of and interest on Debt outstanding for money borrowed by the Maker from any bank, insurance company or other institutional lender before or after the date of this Note created or evidenced by notes, bonds, debentures or similar instruments or by a loan agreement or loan agreements under which the indebtedness is reflected in a loan account and all purchase money Debt incurred by the Maker before or after the date of this Note created or evidenced by notes, bonds, mortgages, deeds of trust or similar instruments (excluding any of such Debt which by the terms of the instrument creating or evidencing the same is subordinated to or pari passu with this Note).


                                      -3-

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                  (c) "Capitalized Lease" shall mean items of equipment or
machinery acquired by the Maker so long as the lender's security is limited to such equipment or machinery, and any proceeds from the sale thereof.

                  (d) "Permitted Liens" shall mean (i) any lien securing a tax, assessment or other governmental charge or levy or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business; and (ii) any lien constituting an encumbrance in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property that does not materially detract from the value of such property or impair the use thereof in the business of the Maker.

         Subject to the rights of the holder of the Senior Debt and as otherwise expressly provided herein, Maker hereby waives demand, protest, presentment for payment, notice of dishonor , notice of protest, diligence in bringing suit against any party, and hereby consents that the time for payment of all or any part of the principal amount, and of the interest thereon, may be extended from time to time by Payee without notice, and that any such extension shall not discharge or otherwise impair the obligations represented by this Note. The foregoing waivers shall not be deemed to waive the requirement of any notice, demand or cure periods expressly provided for in this Note.

         THE COMPANY AND ANY HOLDER OF THIS NOTE HEREBY WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION, OR PROCEEDING IN ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS NOTE OR THE ENFORCEMENT OF ANY OF THE HOLDER'S RIGHTS AND REMEDIES. THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, EACH HOLDER OF THIS NOTE, ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER THOROUGH CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEY. NEITHER THE COMPANY NOR ANY HOLDER OF THIS NOTE HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         All demands and notices to be given hereunder shall be delivered personally or sent by recognized national overnight courier; in the case of the Company, addressed to its corporate office at 444 Madison Avenue, , Suite 3202, New York, New York 10022, and in the case of Lender, addressed to the address written above, in either case, until a new address shall have been substituted by like notice.

         This Note shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Payee, its successors, endorsees and assigns. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


                                      -4-

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         IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by its duly authorized officer on the day and year first above written.


                                             AMERICAN INTERNATIONAL
                                             PETROLEUM CORPORATION



                                             By:
                                                ------------------------------
                                                George N. Faris, Chairman & CEO


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